UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT
     Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934


Date of Report (Date of earliest event reported)  December 27, 2005
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                             Tompkins Trustco, Inc.
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             (Exact name of registrant as specified in its charter)


           New York                     1-12709                   16-1482357
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(State or other jurisdiction          (Commission               (IRS Employer
       of incorporation)              File Number)           Identification No.)


The Commons, PO Box 460, Ithaca, New York                          14851
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(Address of Principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code   (607) 273-3210
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         (Former name or former address, if changed since last report.)


Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act
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[ ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the
     Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17CFR 240.13e-4(c))
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Item 1.01    Entry into a material definitive agreement

Executive Benefits

On December 28, 2005, Tompkins Trustco, Inc. entered into Supplemental Executive Retirement Agreements ("SERP") with James W. Fulmer, Stephen S. Romaine, Stephen
E. Garner, and Francis M. Fetsko. The SERP agreements provide for a retirement benefit at age 65 equal to 75% of an average of the executive's highest five years of base salary during the participant's employment. Retirement benefits under these agreements are reduced by payments due under the Company's defined benefit retirement plan and federal social security benefits. The agreements also include change in control provisions that provide a continuation of the executive's compensation for a period of three years in the event of a change in control. The agreements with Mr. Fulmer, Mr. Romaine, and Mr. Garner include severance payments in the instance of a termination without cause of 24, 12, and 18 months compensation, respectively. Mr. Fulmer, Mr. Romaine and Mr. Garner also entered into Split-Dollar Agreements that provide a death benefit equal to four times the executive's salary (subject to a cap) payable from proceeds of existing Bank Owned Life Insurance Policies. The SERP agreements and Split-Dollar Agreements for Mr. Fulmer, Mr. Garner and Mr. Romaine replace SERP agreements and employment contracts that were previously in place for those individuals.


Item 8.01.   Other Events

Acceleration of Stock Option Vesting

The Compensation Committee of the Board of Directors of Tompkins Trustco, Inc. ("Tompkins") approved the accelerated vesting of all currently outstanding unvested stock options, except for those options issued to executive officers of Tompkins. The affected options were previously awarded to officers and employees under the Company's 2001 Stock Ownership Plan. There is no change to the Company's compensation philosophy and all other terms and conditions applicable to such options, including the exercise prices and exercise periods, remain unchanged. No options held by "named executive officers" are affected by the vesting acceleration.

The decision to accelerate the vesting, which is effective on December 27, 2005, was made primarily to reduce non-cash compensation expense that the Company would have recorded in its income statement in future periods upon the adoption of Financial Accounting Standards Board Statement No. 123R (Share-Based Payment) in January 2006. The Compensation Committee believes it is in the best interest of its shareholders to accelerate the vesting of these options to eliminate compensation expense in future periods. It is expected that in 2006, Tompkins will not be required to recognize approximately $434,000, net of taxes, as a result of the accelerated vesting. Tompkins estimates that the accelerated vesting will result in lower compensation expense related to stock options of approximately $1.2 million, net of taxes, over the remaining vesting period of the affected options. Since the Corporation currently accounts for its stock options in accordance with Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees ("APB No. 25"), it will report the eliminated future compensation expense related to the affected options in its fourth quarter 2005 financial statements as a pro-forma disclosure.

As a result of this action, options to purchase up to 201,188 shares of common stock become exercisable immediately. Without the acceleration, the Options would have vested on dates ranging from April 18, 2006 to October 3, 2010. Based on the Corporation's closing stock price of $45.43 price per share on the approval date of the accelerated vesting, 100% of the total accelerated options have exercise prices below the closing market price at the time of acceleration. The average exercise price of the 201,188 options for which vesting has been accelerated is $40.45 per share. Under the intrinsic value provision of APB No. 25, the Corporation will expense approximately $63,000 as a result of this acceleration during the fourth quarter of 2005. Without the acceleration, approximately 70,000 of the 201,188 options would have fully vested by September 30, 2006.
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                                    SIGNATURE


         Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                       TOMPKINS TRUSTCO, INC.


Date:  December 28, 2005               By: /s/ JAMES J. BYRNES
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                                           James J. Byrnes
                                           Chairman and CEO